EXHIBIT 3(i)
                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                            COVENTRY INDUSTRIES CORP.

         The undersigned, being a natural person competent to contract, does hereby make, subscribe and file the Articles of Amendment to the Articles of Incorporation of Coventry Industries Corp., formerly known as Workforce Systems Corp., a Florida corporation, pursuant to Sections 607.0602 and 607.10025 of the Florida Business Corporation Act:

         1. The name of the corporation is Coventry Industries Corp. (the "Company").

         2. The text of the resolution of the Board of Directors on January 14, 1998 setting forth amendments to the designations, rights and privileges of the Company's 5% Convertible Preferred Stock is as set forth on Schedule 1 attached hereto and incorporated herein by reference.

         3. The foregoing resolutions were duly adopted by unanimous vote of the Board of Directors held on January 14, 1998 and shareholders' action was not required.

         IN WITNESS WHEREOF, this Articles of Amendment to the Articles of Incorporation has been executed on the 15th day of January, 1998.

                                       oventry Industries Corp.

                                       By: /s/ Robert Hausman
                                       -------------------------------
                                       Robert Hausman,
                                       President and Chairman
                                       of the Board of Directors


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                                   SCHEDULE 1
                            COVENTRY INDUSTRIES CORP.
                 RESOLUTION ESTABLISHING RIGHTS AND PREFERENCES
                       FOR 5% CONVERTIBLE PREFERRED STOCK

         RESOLVED, that there shall be a series of shares of the Corporation designated "5% Convertible Preferred Stock"; that the number of shares of such series shall be 2,500 and that the rights and preferences of such series (the "5% Preferred") and the limitations or restrictions thereon, shall be as set forth herein.

         The following shall be adopted and incorporated by reference into the foregoing resolutions as if fully set forth therein:

         1.  Dividends.

         (a) The holders of the 5% Preferred shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of $50 per share per annum, accrued daily and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year in preference and priority to any payment of any dividend on the Common Stock or any other class or series of stock of the Corporation. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not earned or declared. If at any time dividends on the outstanding 5% Preferred at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation.

         (b) Any dividend payable on a dividend payment date may be paid, at the option of the Corporation, either (i) in cash or (ii) in shares of the Corporation's Common Stock, $.001 par value per share (the "Common Stock"), if the Common Stock issuable upon conversion of such shares has been registered for resale under the Securities Act of 1933, as amended (the "Act"), and the registration statement including a current prospectus with respect thereto remains in effect at the date of delivery of such shares, and if the Corporation shall have given written notice of its intention to pay such dividend in Common Stock to all holders of the 5% Preferred at least ten (10) days before the record date for such dividend.

         2.  Liquidation Preference; Redemption.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the 5% Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any other class or series of shares, the amount of $1,000 per share plus all accrued but unpaid dividends (the "Liquidation Preference").

         (b) A consolidation or merger of the Corporation with or into any other corporation or

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corporations, or a sale of all or substantially all of the assets of the
Corporation (other than a sale or transfer to a wholly-owned subsidiary of the Corporation), shall, at the option of the holders of the 5% Preferred, be deemed a liquidation, dissolution or winding up within the meaning of Section 2(a) hereof if the shares of stock of the Corporation outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or of the acquirer of the Corporation's assets in the case of a sale of assets). Such option may be exercised by the vote or written consent of holders of a majority of the 5% Preferred at any time within thirty (30) days after written notice (which shall be given promptly) of the essential terms of such transaction shall have been given to the holders of the 5% Preferred in the manner provided by law for the giving of notice of meetings of shareholders.

         (c) The Corporation, at its option, may cause any or all outstanding shares of the 5% Preferred to be redeemed at any time beginning on the one hundred twenty first (121st) day following the Closing Date, provided the Corporation has given notice of its intention to redeem to the holders of the 5% Preferred at least twenty (20) days prior to the redemption date. On the redemption date, the Corporation shall pay such holders by cashier's check or wire transfer in immediately available funds the amount of $1,300 per share, plus all accrued but unpaid dividends payable under Section 1 hereof and any other amounts and liquidated damages due with respect to the Shares. Promptly thereafter, the holders shall surrender the certificate or certificates representing the 5% Preferred, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation.

         3. 5% Preferred - Optional Conversion. The holders of the 5% Preferred shall have optional conversion rights as follows:

         (a) Right to Convert. Shares of 5% Preferred shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) the Liquidation Preference of the 5% Preferred determined pursuant to Section 2 hereof on the date the notice of conversion is given, by (y) the Conversion Price determined as hereinafter provided in effect on the applicable conversion date. Notwithstanding any provision to the contrary, in no event shall the Company be required to issue more than 526,034 shares of Common Stock upon conversion of the 5% Preferred (the "Maximum Common Shares") without first having obtained the stockholder approval of the issuance of 5% Preferred, the Common Stock pursuant to the conversion of the 5% Preferred and payment of dividends under the 5% Preferred. If the Corporation's stockholders disapprove of the foregoing or such approval has not been obtained by March 31, 1998, the Company shall on the day following issuance of the Maximum Common Shares redeem all remaining 5% Preferred in accordance with the second sentence of Section 2(c) hereof.

         (b) Mechanics of Conversion. To convert shares of 5% Preferred into shares of Common Stock under Section 3(a), the holder shall give written notice to the Corporation (which notice may be given by facsimile transmission) that such holder elects (with the right to revoke) to convert the shares and shall state therein date of the conversion, the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter, the holder shall surrender the certificate or certificates

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representing the shares to be converted, duly endorsed, at the office of the
Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation; provided, that the holder shall not be required to deliver the certificates representing such shares if the holder is waiting to receive all or part of such certificates from the Corporation. The Corporation shall immediately issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. The Corporation shall cause such issuance to be effected within five (5) business days and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within five (5) business days after the receipt of such notice. The notice of conversion may be given by a holder at any time during the day up to 5:00 p.m. Boca Raton, Florida time and such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on such date.

         (c) Conversion and Redemption Required. The Corporation acknowledges and understands that a delay in the issuance of the Common Stock or redemption pursuant to the provisions hereof could result in economic loss to the holders of the 5% Preferred. As compensation to any holder when the Corporation has failed with respect to such holder to comply with the Corporation's obligations under this Section, and not as a penalty, the Corporation shall pay to such holder liquidated damages of $500 per day plus an amount equal to two percent (2%) of the total Purchase Price of Shares for the first thirty (30) day period after the date on which the Common Stock should have been issued by the Corporation (i.e., the end of the five (5) business day period described in Subsection (b)) or shares of 5% Preferred redeemed, plus amount equal to three percent (3%) of the total Purchase Price of Shares for each subsequent thirty
(30) day period thereafter. Amounts payable shall be pro-rated daily as to a periods of less than thirty (30) days. Such amounts shall be paid to the holder immediately by cashier's check or wire transfer in immediately available funds to such account as shall be designated in writing by the holder.

         (d)  Determination of Conversion Price.

                  (i) The "Conversion Price" shall be equal to eighty percent (80%) of the average of the closing bid prices of the Common Stock as reported by NASDAQ during the five (5) consecutive trading days preceding the conversion date (but not including such date).

                  (ii) The "closing bid price" of the Common Stock on a trading day shall be the closing bid price of the Common Stock on NASDAQ or any other principal securities price quotation system or market on which prices of the Common Stock are reported. The term "trading day" means a day on which trading is reported on the principal quotation system or market on which prices of the Common Stock are reported.

                  (iii) If, during the period of consecutive trading days provided for above, the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a

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combination, consolidation or reclassification of the Common Stock, the
Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event.

         (e) Distributions. If the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries other than additional shares of Common Stock, then in each such event provision shall be made so that the holders of 5% Preferred shall receive, upon the conversion thereof, the securities of the Corporation which they would have received had they been the owners on the date of such event of the number of shares of Common Stock issuable to them upon conversion.

         (f) Certificates as to Adjustments. Upon the occurrence of any adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause the independent public accountants regularly employed to audit the financial statements of the Corporation to verify such computation and prepare and furnish to each holder of 5% Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any holder of 5% Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, and (ii) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of 5% Preferred with respect to each share of Common Stock received upon such conversion.

         (g) Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of 5% Preferred at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

         (h) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of 5% Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

         (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the 5% Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the 5% Preferred, and if at any time the number of authorized but unissued shares of

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Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the 5% Preferred, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain any requisite shareholder approval.

         (j) Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of 5% Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of 5% Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation or an authorized Committee thereof).

         (k) Notices. Any notice required by the provisions of this Section to be given to the holders of shares of 5% Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

         (l) Reorganization or Merger. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person (other than a sale or transfer to a wholly-owned subsidiary of the Corporation), and the holders of 5% Preferred do not elect to treat such transaction as a liquidation, dissolution or winding up as provided in Section 2 hereof, then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each share of 5% Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of 5% Preferred would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the 5% Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of 5% Preferred.

         4. Re-issuance of Certificates. In the event of a conversion (or, if applicable, redemption) of 5% Preferred in which less than all of the shares of 5% Preferred of a particular certificate are converted or redeemed, as the case may be, the Corporation shall promptly (within three (3) business days) cause to be issued and delivered to the holder of such certificate, a certificate representing the remaining shares of 5% Preferred which have not been so converted or redeemed.


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         5. Other Provisions. For all purposes of this Resolution, the term
"date of issuance" and the terms "Closing" or "Closing Date" shall mean the day on which the 5% Preferred is first issued by the Corporation. Any provision herein which conflicts with or violates any applicable usury law shall be deemed modified to the extent necessary to avoid such conflict or violation. The term "NASDAQ" herein refers to the principal market on which the Common Stock of the Corporation is traded. If the Common Stock is listed on a securities exchange, or if another market becomes the principal market on which the Common Stock is traded or through which price quotations for the Common Stock are reported, the term "NASDAQ" shall be deemed to refer to such exchange or other principal market.

         6. Restrictions and Limitations. The Corporation shall not undertake the following actions without the consent of the holders of a majority of the 5%
Preferred: (i) modify its Certificate of Incorporation or Bylaws so as to amend or change any of the rights, preferences, or privileges of the 5% Preferred,
(ii) authorize or issue any other preferred equity security senior to or on a parity with the 5% Preferred as to dividends, liquidation preferences, conversion rights, redemption rights or other rights, preferences or privileges for a period of thirty (30) days after Closing, as applicable or (iii) purchase or otherwise acquire for value any Common Stock or other equity security of the Corporation either junior or senior to or on a parity with the 5% Preferred while there exists any arrearage in the payment of cumulative dividends hereunder.

         7. Voting Rights. Except as provided herein or as provided for by law, the 5% Preferred shall have no voting rights.

         8. Attorneys' Fees. Any holder of 5% Preferred shall be entitled to recover from the Corporation the reasonable attorneys' fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder.



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